Hannon Armstrong Announces Second Quarter 2021 Results and Declares Dividend
ANNAPOLIS, Md., August 5, 2021 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Hannon Armstrong," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate solutions, today reported results for the second quarter of 2021.

Financial Highlights

•Delivered $0.20 GAAP EPS on a fully diluted basis for the second quarter of 2021, compared with $0.16 for the same period in 2020
•Delivered $0.57 Distributable EPS on a fully diluted basis for the second quarter of 2021, compared to $0.40 Distributable EPS for the same period in 2020
•Reported GAAP-based Net Investment Income (Loss) of $(9.0) million for the second quarter of 2021, compared to $8.5 million for the same period in 2020
•Increased Distributable Net Investment Income for the second quarter of 2021 by 64% YOY to $33.2 million, compared to $20.2 million for the same period in 2020
•Raised $1 billion in unsecured green bonds at a 3.375% coupon - the tightest ever unsecured high yield green bond issuance - to call higher coupon bonds and fund growth opportunities
•Grew Portfolio 43% YOY to $3.0 billion and Managed Assets 29% YOY to $8.0 billion
•Declared dividend of $0.35 per share

ESG Highlights

•Submitted response to SEC’s request for comments on climate disclosures
•Hannon Armstrong Foundation agreed to grant a total of $275,000 to multiple non-profits at the intersection of climate and social justice
•Catalyzed distribution of over 8,000 vaccines to low and moderate income Maryland residents
•An estimated over 115,000 metric tons of carbon emissions will be avoided annually by our transactions closed this quarter, equating to a CarbonCount® score of 0.23 metric tons per $1,000 invested

"We significantly grew our Earnings, Portfolio, and Managed Assets year-over-year due to our strong programmatic investment platform and dual revenue model," said Jeffrey W. Eckel, Hannon Armstrong Chairman and Chief Executive Officer.
"In addition, we submitted comments to the SEC, advocating for mandatory and standardized ESG disclosures. It is past the time that all companies incorporate the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) into their financial filings and disclose their Scope 1, 2, and 3, emissions, including those generated or avoided from financing activities."

A summary of our results is shown in the table below:

	For the three months ended June 30, 2021		For the three months ended June 30, 2020
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$15,974	$0.20	$12,008	$0.16
Distributable earnings	47,573	0.57	29,581	0.40
	For the six months ended June 30, 2021		For the six months ended June 30, 2020
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$66,998	$0.81	$36,317	$0.51
Distributable earnings	83,247	1.01	60,429	0.84

Financial Results
"In the second quarter, we issued $1 billion of unsecured green bonds at a 3.375% coupon - the tightest ever unsecured high yield green bond - a portion of which was used to call higher coupon bonds," said Jeffrey A. Lipson, Chief Financial Officer and Chief Operating Officer. “We have constructed a well-diversified, low-cost, and flexible funding platform, and we now have over $1 billion of capital immediately available to fund scheduled and anticipated investments.”

Comparison of the quarter ended June 30, 2021 to the quarter ended June 30, 2020
Total revenue increased by $10 million, or 21%. Gain on sale and fee income increased by $9 million and interest income increased by $1 million. These increases were primarily driven by a larger portfolio as well as a change in the volume and mix of assets being securitized.
Interest expense increased $19 million, or 87%, primarily as a result of a $15 million loss on redemption of our 2024 senior unsecured notes. We recorded a $1 million provision for loss on receivables driven primarily by loan commitments made during the quarter. Other expenses (compensation and benefits and general and administrative expenses) increased by approximately $4 million primarily due to an increase in our employee headcount, compensation, and growth in the size of the company.
We recognized $22 million in income using the hypothetical liquidation at book value method (HLBV) for our equity method investments in the second quarter of 2021, compared to a loss of approximately $1 million related to HLBV income for the same period in 2020, primarily due to income from additional investments in the portfolio.
Income tax expense increased by approximately $7 million in the second quarter of 2021 compared to the same period in 2020, primarily due to the aforementioned increased HLBV income.
GAAP net income in the second quarter of 2021 was $16 million, compared to $12 million in the same period in 2020. Distributable earnings in the second quarter of 2021 was approximately $48 million, or an increase of approximately $18 million from the same period in 2020 due primarily to an increase in distributable earnings from equity method investments.

Leverage

The calculation of our fixed-rate debt and leverage ratios as of June 30, 2021 and December 31, 2020 are shown in the table below:

	June 30, 2021	% of Total	December 31, 2020	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$45	2%	$23	1%
Fixed-rate debt (2)	2,492	98%	2,166	99%
Total	$2,537	100%	$2,189	100%
Leverage (3)	1.9 to 1		1.8 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities.
(2)Debt excludes securitizations that are not consolidated on our balance sheet.
(3)Leverage, as measured by our debt-to-equity ratio.

Portfolio
Our balance sheet portfolio totaled approximately $3.0 billion as of June 30, 2021, which included approximately $1.5 billion of behind-the-meter assets and approximately $1.5 billion of grid-connected assets. The following is an analysis of the performance our portfolio as of June 30, 2021:

	Portfolio Performance
	Government	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	131	1,040	15	8	1,194
Less: Allowance for loss on receivables	—	(22)	(7)	(8)	(37)
Net receivables (4)	131	1,018	8	—	1,157
Receivables held-for-sale	—	9	—	—	9
Investments	11	7	—	—	18
Real estate	—	358	—	—	358
Equity method investments (5)	—	1,464	25	—	1,489
Total	$142	$2,856	$33	$—	$3,031
Percent of Portfolio	5%	94%	1%	—%	100%
Average remaining balance (6)	$6	$14	$10	$4	$13
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Included in this category are two commercial receivables with a combined total carrying value of approximately $8 million as of June 30, 2021 which we have held on non-accrual status since 2017. We have recorded an allowance for the entire asset amounts. We expect to continue to pursue our legal claims with regards to these assets. This category also includes an equity method investment in a wind project with no book value for which we had previously disclosed in 2019 our allocation of impairment losses recorded by the project sponsor. We moved this investment from Category 2 to Category 3 in the first quarter of 2021 due to continued underperformance.
(4)Total reconciles to the total of the government receivables and commercial receivables lines of the consolidated balance sheets.
(5)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.
(6)Average remaining balance is calculated gross of allowance for loss on receivables and excludes approximately 145 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $62 million.

Guidance
The Company expects that annual distributable earnings per share will grow at a compounded annual rate of 7% to 10% from 2021 to 2023, relative to the 2020 baseline of $1.55 per share, which is equivalent to a 2023 midpoint of $1.98 per share. The Company also expects that annual dividends per share will grow at a compound annual rate of 3% to 5% from 2021 to 2023, relative to the 2020 baseline of $1.36 per share, which is equivalent to a 2023 midpoint of $1.53 per share. This guidance reflects the Company’s judgments and estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations, (vi) the ongoing impact of COVID-19 and the speed and efficacy of vaccine distribution on economic conditions and (vii) the general interest rate and market environment. All guidance is based on current expectations of the ongoing and future impact of COVID-19 and the speed and efficacy of vaccine distribution on economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is announcing today that its Board of Directors approved a quarterly cash dividend of $0.35 per share of common stock. This dividend will be paid on October 8, 2021, to stockholders of record as of October 1, 2021.

Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, Thursday, August 5, 2021, at 5:00 p.m. eastern time. The conference call can be accessed live over the phone by dialing 1-866-652-5200 or for international callers, 1-412-317-6060. Please ask to be connected to the Hannon Armstrong call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The passcode for the replay is 10158488. The replay will be available until August 12, 2021.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.hannonarmstrong.com. The online replay will be available for a limited time immediately following the call.

About Hannon Armstrong
Hannon Armstrong (NYSE: HASI) is the first U.S. public company solely dedicated to investments in climate solutions, providing capital to leading companies in energy efficiency, renewable energy, and other sustainable infrastructure markets. With more than $8 billion in managed assets, Hannon Armstrong’s core purpose is to make climate-positive investments with superior risk-adjusted returns. For more information, please visit www.hannonarmstrong.com. Follow Hannon Armstrong on LinkedIn and Twitter @HannonArmstrong.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission (the "SEC").
Other important factors that we think could cause our actual results to differ materially from expected results are summarized below, including the ongoing impact of the current outbreak of the novel coronavirus (COVID-19), on the U.S., regional and global economies, the U.S. sustainable infrastructure market and the broader financial markets. The current outbreak of COVID-19 has also impacted, and is likely to continue to impact, directly or indirectly, many of the other important factors below and the risks described in the Form 10-K and in our subsequent filings under the Securities Exchange Act of 1934, as amended. Other factors besides those listed could also adversely affect us. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding new virus variants and uncertainty regarding whether "herd immunity" can be achieved through vaccination campaigns.
Statements regarding the following subjects, among others, may be forward-looking:
•negative impacts from a continued spread of COVID-19, including on the U.S. or global economy or on our business, financial position or results of operations;
•our expected returns and performance of our investments;
•the state of government legislation, regulation and policies that support or enhance the economic feasibility of projects that reduce carbon emissions or increase resilience to climate change, which we refer to as climate solutions, including energy efficiency and renewable energy projects and the general market demands for such projects;
•market trends in our industry, energy markets, commodity prices including continued low natural gas prices, interest rates, the capital markets or the general economy;
•our business and investment strategy;
•availability of opportunities to invest in climate solutions including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•our relationships with originators, investors, market intermediaries and professional advisers;
•competition from other providers of capital;
•our or any other company’s projected operating results;
•actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;
•the state of the U.S. economy generally or in specific geographic regions, states or municipalities, and economic trends;
•our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;
•general volatility of the securities markets in which we participate;
•the credit quality of our assets;
•changes in the value of our assets, our portfolio of assets and our investment and underwriting process;
•the impact of weather conditions, natural disasters, accidents or equipment failures or other events that disrupt the operation of our investments or negatively impact the value of our assets;
•rates of default or decreased recovery rates on our assets;
•interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;
•changes in interest rates and the market value of our assets and target assets;
•effects of hedging instruments on our assets or liabilities;
•the degree to which our hedging strategies may or may not protect us from risks, such as interest rate or commodity price volatility;
•impact of and changes in accounting guidance;
•our ability to maintain our qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes;
•our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);
•availability of and our ability to attract and retain qualified personnel;
•estimates relating to our ability to generate sufficient cash in the future to operate our business and to make distributions to our stockholders; and
•our understanding of our competition.
The risks included here are not exhaustive. Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward- looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any distributable earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.

Investor Contact:
Chad Reed
investors@hannonarmstrong.com
410-571-6189

Media Contact:
Gil Jenkins
media@hannonarmstrong.com
443-321-5753

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2021		2020	2021	2020
Revenue
Interest income	$25,016		$23,649	$50,117	$47,539
Rental income	6,462		6,469	12,931	12,939
Gain on sale of receivables and investments	24,426		15,916	41,916	20,820
Fee income	2,990		2,561	5,625	8,130
Total revenue	58,894		48,595	110,589	89,428
Expenses
Interest expense	40,463		21,664	68,045	39,798
Provision for loss on receivables	906		2,523	1,411	3,171
Compensation and benefits	12,422		9,314	27,633	18,212
General and administrative	4,966		3,853	9,850	7,262
Total expenses	58,757		37,354	106,939	68,443
Income before equity method investments	137	—	11,241	3,650	20,985
Income (loss) from equity method investments	22,252		(590)	76,734	15,999
Income (loss) before income taxes	22,389		10,651	80,384	36,984
Income tax (expense) benefit	(5,981)		1,407	(12,760)	(515)
Net income (loss)	$16,408		$12,058	$67,624	$36,469
Net income (loss) attributable to non-controlling interest holders	434		50	626	152
Net income (loss) attributable to controlling stockholders	$15,974		$12,008	$66,998	$36,317
Basic earnings (loss) per common share	$0.20		$0.16	$0.85	$0.51
Diluted earnings (loss) per common share	$0.20		$0.16	$0.81	$0.51
Weighted average common shares outstanding—basic	78,372,647		72,914,145	77,935,264	70,043,125
Weighted average common shares outstanding—diluted	81,944,511		73,382,217	87,165,587	70,662,377

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$583,219	$286,250
Equity method investments	1,489,122	1,279,651
Government receivables	130,685	248,455
Commercial receivables, net of allowance of $37 million and $36 million, respectively	1,026,555	965,452
Receivables held-for-sale	9,308	—
Real estate	357,633	359,176
Investments	17,876	55,377
Securitization assets	193,559	164,342
Other assets	127,575	100,364
Total Assets	$3,935,532	$3,459,067
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$75,813	$59,944
Credit facilities	44,830	22,591
Non-recourse debt (secured by assets of $579 million and $723 million, respectively)	441,513	592,547
Senior unsecured notes	1,759,137	1,283,335
Convertible notes	291,690	290,501
Total Liabilities	2,612,983	2,248,918
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 78,419,939 and 76,457,415 shares issued and outstanding, respectively	784	765
Additional paid in capital	1,487,103	1,394,009
Accumulated deficit	(193,530)	(204,112)
Accumulated other comprehensive income (loss)	11,336	12,634
Non-controlling interest	16,856	6,853
Total Stockholders’ Equity	1,322,549	1,210,149
Total Liabilities and Stockholders’ Equity	$3,935,532	$3,459,067

EXPLANATORY NOTES
Non-GAAP Financial Measures
Distributable Earnings

We calculate distributable earnings as GAAP net income (loss) excluding non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, gains or (losses) from modification or extinguishment of debt facilities, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our distributable earnings. In making this determination, and will consider certain circumstances such as, the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, distributable earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.
We believe a Non-GAAP measure, such as distributable earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. As a REIT, we are required to distribute substantially all of our taxable income to investors in the form of dividends and is a principal focus of our investors. Additionally, we believe that our investors also use distributable earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of distributable earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.
The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e., return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating distributable earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our distributable earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns.

The following table provides our results related to our equity method investments for the three and six months ended June 30, 2021 and 2020,

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions)
Income (loss) under GAAP	$22	$(1)	$77	$16

Distributable earnings	$27	$11	$51	$27
Return of capital/(deferred cash collections)	(17)	19	(30)	79
Cash collected	$10	$30	$21	$106
Distributable earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating distributable earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported distributable earnings may not be comparable to similar metrics reported by other companies.

Reconciliation of our GAAP Net Income to Distributable Earnings
We have calculated our distributable earnings and provided a reconciliation of our GAAP net income to distributable earnings for the three and six months ended June 30, 2021 and 2020 in the tables below.

	For the three months ended June 30, 2021		For the three months ended June 30, 2020
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$15,974	$0.20	$12,008	$0.16
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(22,252)		590
Add equity method investments earnings	26,834		11,018
Equity-based compensation charges	4,289		3,975
Provision for loss on receivables	906		2,523
(Gain) loss on debt modification or extinguishment	14,584		—
Other adjustments (2)	7,238		(533)
Distributable earnings (3)	$47,573	$0.57	$29,581	$0.40
(1)Represents GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)See Other adjustments table below.
(3)Distributable earnings per share for the three months ended June 30, 2021 and 2020, are based on 82,832,735 shares and 74,543,045 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method and any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. We believe the use of the treasury stock method is an appropriate representation of the potential dilution when considering the economic behaviors of the holders of the instrument.

	For the six months ended June 30, 2021		For the six months ended June 30, 2020
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$66,998	$0.81	$36,317	$0.51
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(76,734)		(15,999)
Add equity method investments earnings	50,671		27,103
Equity-based compensation charges	9,787		7,524
Provision for loss on receivables	1,411		3,171
(Gain) loss on debt modification or extinguishment	16,083		—
Other adjustments (2)	15,031		2,313
Distributable earnings (3)	$83,247	$1.01	$60,429	$0.84
(1)Represents GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)See Other adjustments table below.
(3)Distributable earnings per share for the six months ended June 30, 2021 and 2020, are based on 82,723,380 shares and 72,095,539 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method and any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. We believe the use of the treasury stock method is an appropriate representation of the potential dilution when considering the economic behaviors of the holders of the instrument.

The table below provides a reconciliation of the Other adjustments:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Other adjustments
Amortization of intangibles (1)	$823	$824	$1,645	$1,646
Non-cash provision (benefit) for income taxes	5,981	(1,407)	12,760	515
Net income attributable to non-controlling interest	434	50	626	152
Other adjustments	$7,238	$(533)	$15,031	$2,313

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.

The table below provides a reconciliation of GAAP SG&A expenses to Distributable SG&A expenses:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
GAAP SG&A expenses
Compensation and benefits	$12,422	$9,314	$27,633	$18,212
General and administrative	4,966	3,853	9,850	7,262
Total SG&A expenses (GAAP)	$17,388	$13,167	$37,483	$25,474
Distributable SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(4,289)	$(3,975)	$(9,787)	$(7,524)
Amortization of intangibles (2)	(50)	(51)	(102)	(100)
Distributable SG&A expenses adjustments	(4,339)	(4,026)	(9,889)	(7,624)
Distributable SG&A expenses	$13,049	$9,141	$27,594	$17,850

(1)	Reflects add back of non-cash amortization of equity-based compensation. Outstanding grants related to equity-based compensation are included in the distributable earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles.

Distributable Net Investment Income

We have a portfolio of debt and equity investments in climate change solutions. We calculate distributable net investment income by adjusting GAAP-based net investment income for those distributable earnings adjustments described above which impact investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing. Our management also uses distributable net investment income in this way. Our non-GAAP distributable net investment income measure may not be comparable to similarly titled measures used by other companies. The following is a reconciliation of our GAAP-based net investment income to our distributable net investment income:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in thousands)
Interest income	$25,016	$23,649	$50,117	$47,539
Rental income	6,462	6,469	12,931	12,939
GAAP-based investment revenue	31,478	30,118	63,048	60,478
Interest expense	40,463	21,664	68,045	39,798
GAAP-based net investment income	(8,985)	8,454	(4,997)	20,680
Equity method earnings adjustment (1)	26,834	11,018	50,671	27,103
(Gain) loss on debt modification or extinguishment (2)	14,584	—	16,083	—
Amortization of real estate intangibles (3)	773	773	1,543	1,546
Distributable net investment income	$33,206	$20,245	$63,300	$49,329

(1)     Reflects adjustment for equity method investments described above.

(2)    Adds back losses related to debt prepayments included in interest expense in our income statement.

(3)    Adds back non-cash amortization related to acquired real estate leases.

Managed Assets

As we both consolidate assets on our balance sheet and securitize assets, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as servicing rights or a retained interest in cash flows. Thus, we present our investments on a non-GAAP “managed” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet receivables that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, investments, and residual assets in securitized receivables. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of June 30, 2021 and December 31, 2020:

	As of
	June 30, 2021	December 31, 2020
	(dollars in millions)
Equity method investments	$1,489	$1,280
Government receivables	131	248
Commercial receivables, net of allowance	1,026	965
Receivables held-for-sale	9	—
Real estate	358	359
Investments	18	55
GAAP-Based Portfolio	3,031	2,907
Assets held in securitization trusts	4,973	4,308
Managed assets	$8,004	$7,215